June 14, 2005



via facsimile and U.S. mail

Mr. Paul M. Bouthilet
Vice President and Chief Financial Officer
Badger Paper Mills, Inc.
200 West Front Street
P.O. Box 149
Peshtigo, Wisconsin 54157-0149

	Re:	Badger Paper Mills, Inc.
		10-K for the year ended December 31, 2004
		File No. 000-00795

Dear Mr. Bouthilet:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								April Sifford
								Branch Chief


Mr./Ms.
Company Name
Date, 2005
Page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

   DIVISION OF
CORPORATION FINANCE
MAIL STOP 04-05